Power of Attorney

I, Richard Toselli, the undersigned, hereby constitute and appoint Richard Christopher, Heather Hamel, and Rosemary Reilly, and each of them individually, as my true and lawful attorney-in-fact to:

 1. Complete and execute on my behalf, as an officer of InVivo Therapeutics Holdings Corp., a Nevada corporation (the "Company"), Forms 3, 4, and 5 required to be filed by me under Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the rules and regulations thereunder;

 2. Do and perform any and all acts for and on my behalf which may be necessary or desirable to complete and execute any such Forms 3, 4 and 5 and any amendment or amendments thereto, and timely file such forms with the U.S. Securities and Exchange Commission (the "SEC") and any stock exchange or similar authority, including without limitation the filing of a Form ID or any other application materials to enable me to gain or maintain access to the Electronic Data Gathering, Analysis and Retrieval system of the SEC; and

 3. Seek or obtain, as my representative and on my behalf, information regarding transactions in the Company's securities from any third party, including brokers, employee benefit plan administrators and trustees, and I hereby authorize any such person to release any such information to such attorney-in-fact and approve and ratify any such release of information; and

 4. Take any other action of any type whatsoever in connection with the foregoing, which in the opinion of such attorney-in-fact may be of benefit to, in the best interest of, or legally required of me, it being understood that the documents executed by such attorney-in-fact on my behalf pursuant to this Power of Attorney shall be in such form and shall contain such information as such attorney-in-fact may approve in such attorney-in-fact's discretion.

I hereby grant to each of such attorneys-in-fact full power and authority to do and perform all and every act which is necessary, proper or desirable to be done in the exercise of any of the rights, powers and authority granted in this Power of Attorney, with full power of substitution and revocation, and I ratify and confirm every act that such attorney-in-fact lawfully performs or causes to be done by virtue of this Power of Attorney and the powers and authority granted herein.

I acknowledge that the attorneys-in-fact appointed in this Power of Attorney, in serving in such capacity at my request, are not assuming or relieving, and the Company is not assuming or relieving, any of my responsibilities to comply with
Section 16 of the Exchange Act or the rules or regulations thereunder. I acknowledge that neither the Company nor the foregoing attorneys-in-fact assume

(i) any liability for my responsibility to comply with the requirements of the Exchange Act, (ii) any liability of mine for any failure to comply with such requirements, or (iii) any obligation or liability of mine for profit disgorgement under Section 16(b) of the Exchange Act.

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This  Power  of  Attorney  shall  supersede  and  revoke  any  Power of Attorney previously filed in my name and on my behalf.

This Power of Attorney shall remain in full force and effect until I am no longer required to file Forms 3, 4 and 5 with respect to my holdings or transactions in securities issued by the Company, unless I earlier revoke this Power of Attorney in a signed writing delivered to the foregoing attorneys-in-fact.

IN WITNESS WHEREOF, the undersigned has executed this Power of Attorney as of April 24, 2019.

 /s/ Richard Toselli
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Print Name: Richard Toselli
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